CONFERENCE CALL TRANSCRIPT
Asset Acceptance Capital Corp.

Fourth Quarter 2005 Preliminary Results Conference Call
Thursday, February 2, 2006 — 4:15 p.m. Eastern
Approximate Timing

10 minutes of presentation
Corporate Participants

Nathaniel F. (“Brad”) Bradley IV
      Asset Acceptance Capital Corp. — CEO
Mark A. Redman
      Asset Acceptance Capital Corp. — CFO
Noel Ryan III
      Lambert, Edwards & Associates, Inc.
Call Outline

1.	Operator:	Call Opening
2.	Noel:	Welcome, Introduction of Management and Safe Harbor
3.	Brad:	Opening Comments and Overview of Purchasing and Collections
4.	Mark:	Discussion of Preliminary Fourth Quarter Results and Impairments
5.	Brad	Closing Comments

OPERATOR: CALL OPENING
Good afternoon and welcome to Asset Acceptance Capital Corp.’s Fourth Quarter 2005 preliminary results conference call.
All participants will be in a listen-only mode. This call is being recorded at the request of Asset Acceptance. If anyone has any objections, you may disconnect at this time.
I would now like to introduce Mr. Noel Ryan on behalf of Asset Acceptance Capital. Mr. Ryan, you may proceed.
NOEL: WELCOME
Good morning and welcome to Asset Acceptance Capital’s Fourth Quarter 2005 preliminary results conference call.
NOEL: INTRODUCTION AND SAFE HARBOR STATEMENT
On the call today are:
     · Brad Bradley, our president and Chief Executive Officer, and
     · Mark Redman, our vice president of finance and Chief Financial Officer.
Earlier this morning, we announced the Company’s Preliminary Fourth Quarter and Full Year 2005 results.
If you did not yet receive a copy of the press release, please contact Derrell Jackson at 616-233-0500 to have one faxed to you.
The release is also available on many news sites, or it can be viewed on our corporate web site at www.assetacceptance.com.
Before I turn the call over to Brad to comment on our results, I would like to remind you that this conference call contains certain statements, including the company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.
These forward-looking statements reflect the Company’s views at the time such statements are made, with respect to the Company’s future plans, objectives,

events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.
In addition, words such as estimates, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.
These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.
Risk Factors include, among others, our ability to purchase charged-off consumer receivables at appropriate prices, our ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, our ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, and the integration and operations of newly acquired businesses. Other risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements.
Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the title “Forward-Looking Statements” (or a caption similar thereto) and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated herein by reference.

With that said, I would now like to turn the call over to Brad Bradley, CEO of Asset Acceptance Capital. Brad?
BRAD: WELCOME
Thank you all for joining us this afternoon to discuss preliminary results for the fourth quarter and full-year 2005. This morning, we issued a press release which will serve to outline the discussion for this afternoon’s conference call. We wish to reiterate that today’s discussion will serve as an intra-quarter update on our business — no question and answer session will be conducted at this time. We will provide a complete review of our financial performance on our fourth quarter and fiscal-year end 2005 conference call scheduled for February 23, 2006 at 10AM Eastern Time. A question and answer session will be conducted at that time.
BRAD: OPENING COMMENTS
The purpose of today’s call is to provide our shareholders and the investment community with an update on our performance for the fourth quarter 2005 which, as a result of higher than anticipated impairment charges taken on some recent portfolio purchases, is below our expectations. We will begin the call today with a discussion of our preliminary financial results for the fourth quarter, followed by a discussion of the asset impairments we incurred during the quarter, with a particular focus on the nature of the portfolios in question. Finally, we will conclude the call with a discussion of how our management team has resolved to overcome the challenges and operational hurdles we faced in the fourth quarter, as we move forward.
Allow me to begin by saying that we are very disappointed by our fourth quarter results. Throughout 2005, we significantly increased our purchasing activity in a variety of non-traditional asset classes, including that of wireless telecom receivables. Due to a variety of factors, many of which we will outline on today’s call, a small number of sizeable wireless telecom portfolio purchases we made in 2005 have not performed up to our initial expectations, the result of which has contributed to the impairment charge we are recognizing this quarter. While we still expect our wireless telecom purchases to be profitable in the aggregate, these recent purchases have not met Asset Acceptance’s collections and investment return expectations to date, and, as a result, have contributed to higher than anticipated impairments. After careful review of the purchasing and collections data we have acquired from the portfolios in question, we have become incrementally more conservative in our approach to wireless purchases, going forward.
I will now take a moment to discuss our purchasing and collections activity in the fourth quarter 2005.
BRAD: OVERVIEW OF PURCHASING AND COLLECTIONS FOR THE QUARTER
Cash collections increased 11.9 percent to $76.5 million in the fourth quarter of 2005 compared to $68.3 million in the fourth quarter of 2004. For the year ended Dec. 31, 2005, cash collections increased by 19.4 percent to $319.9 million, compared to $267.9 million for the year ended Dec. 31, 2004.
During the quarter ended Dec. 31, 2005, the Company invested $25.6 million in purchased receivables with an aggregate face value of $884.0 million for a blended purchase price of 2.89 percent, net of buybacks. Investments in purchased receivables for the full year 2005 increased by 17.1 percent over the prior year amount to $102.3 million with an aggregate face value of $4.2 billion for a blended purchase price of 2.45 percent, net of buybacks.
With that, I will now turn the call over to Mark to review our preliminary financial results for the fourth quarter and full year 2005. Mark?
MARK: PRELIMINARY FOURTH QUARTER 2005 RESULTS
Thank you, Brad. For the fourth quarter of 2005, we anticipate total revenues in the range of $53.0 to $54.0 million net of impairment charges, as compared to revenues of $57.5 million in the same quarter of 2004. For the full year 2005, we anticipate revenue to be in the range of $252.0 to $253.0 million, compared to total revenues of $214.8 million in 2004.
Net impairment charges for the quarter are expected to be in the range of $15.1 to $16.1 million, of which approximately $10.3 to $11.3 million relate to purchases made during 2005. The majority of the 2005 purchase impairments are attributable to receivables purchased from one non-traditional asset class in particular - wireless telecom - which, as Brad mentioned, have not performed up to our expectations. The balance of the impairments, approximately $4.8 million are from 2004 and prior years portfolios.
Net income for the fourth quarter is expected to be $5.7 to $6.3 million, down from $12.6 million in the same quarter in 2004. Net income for the 2005 year is expected to be $50.9 million to $51.5 million. Fully diluted earnings per share for the fourth quarter is expected to be in the range of $0.15 to $0.17, compared to $0.34 on a fully diluted basis in the same quarter of 2004. The after-tax impact on earnings per share from impairments on 2005 receivable purchases alone recognized in the fourth quarter of 2005 is expected to be in the range of $0.17 to $0.19. For the fiscal year 2005, fully diluted earnings per share is expected to be in the range of $1.36 to $1.38.
As 2005 concluded, it became increasingly apparent that collections of some of the 2005 purchases had failed to ramp according to our projections despite increased focus and attention. In the process of closing the books after year end, we evaluated all of our portfolios for impairment. As soon as we became aware of the magnitude of the collections shortfall on the impairment computation, we focused our efforts on finalizing the impairment calculation and passing along this information to our investors, which we did this morning. We did not believe it was appropriate to wait to distribute this news until our regularly scheduled earnings call later this month.
I will now take a few moments to discuss the asset impairments that negatively impacted our results this quarter, with a particular focus on the history and nature of the portfolio purchases we made.
MARK: DISCUSSION OF ASSET IMPAIRMENTS
As I mentioned in my earlier remarks, we believe $10.3 to $11.3 million of the impairment charge recognized in this quarter or, well over half of the total impairment charge we incurred in the fourth quarter, resulted from portfolio purchases made in 2005.

Allow me to provide you all some background on our purchasing and collections resume as it relates to telecom portfolio purchases: In 2000, our acquisitions department first purchased telecom paper. Our first major commitment was in the summer of 2003, when we invested $17.3 million in telecom receivables which have generated collections in-line with expectations.
In 2004, we began to see a marked increase in the supply of telecom paper up for sale in the market, at prices which we believed would allow us to achieve a solid return. We were active participants in the bidding process for these portfolios given our favorable, albeit short, history particularly with the large investment made in the summer of 2003. Early in the second quarter of 2004, we made another smaller, but substantial commitment in telecom, that again produced collections in line with our expectations.
In the fourth quarter of 2004, we continued to make significant investments in telecom paper. It was at this time, that we were able to bid on and win wireless telecom portfolios for the first time. In-line with our stated purchasing strategy, we paid what we believed at the time was a fair price for wireless telecom portfolios. However, our pricing methodology which was based in part on our experience with land line telecom did not draw a big enough distinction between land line and wireless telecom. Given the history we have developed to date, we now believe there are differing collection patterns for the two telecom paper types.
Allow me to take a moment to provide some background on these recent wireless purchases, much of which are the cause behind our weaker than anticipated performance this quarter. Of particular note was one wireless telecom portfolio acquisition which we made in the first quarter of 2005, which accounted for approximately 30% of cost of the aggregated purchases in that quarter. In the third quarter of 2005, we again made significant investments in wireless telecom — and for a second time, close to 30% of our investment of the aggregate pool for that quarter. A majority of this third quarter wireless paper originates from the same wireless provider as the large first quarter portfolio.
These portfolios are a large enough part of each of their particular quarters aggregated pools and their collections to date have been far enough short of expectation to impact the overall performance of the aggregated pools and therefore are impaired. However, we can say with confidence that the first quarter 2005 aggregate pool, excluding this one significant wireless purchase, is performing as expected and would not otherwise be impaired.
To many it may seem early to be taking an impairment charge on pools acquired in the third quarter 2005. However, as I said in our first quarter earnings call “...we’ve always been cautious in our revenue recognition methodologies, and we continue to be cautious and we’re going to try to stay ahead of the game (on impairments) rather than fall behind. And I’d much rather (take an impairment early) and recover the income down the road (if the pool improves its performance) than take a much larger impairment charge sometime in the future.” We now have less confidence in the expected performance of the third quarter 2005 aggregated pool given the similarity of wireless make up with the first quarter aggregate pool and therefore decided to recognize an impairment now.
Our purchase of the one large, wireless telecom portfolio in the first quarter of 2005 was, at the time, an investment which, by all metrics available to our acquisitions team, appeared to be a prudent decision. While collections have not materialized at the rate we would have preferred, and while we have become more conservative in expectations for other of our wireless telecom portfolios, we remain confident that over the longer-term, these pools will be profitable for us.
With that, I will turn the call back over to Brad for his concluding remarks. Brad?
Section 9 BRAD: CONCLUDING REMARKS
Thank you, Mark. In closing, I would like to emphasize that while we, as shareholders, are displeased with our performance this quarter, a good deal of which was impacted by the aforementioned impairment charges, we believe we have taken the necessary steps to learn the appropriate lessons from this experience. Before we conclude the call, I would like to submit some key lessons which we have learned from this situation.

First and foremost, we have adjusted our purchasing models in a manner that reflects our desired exposure, depending on the class and delinquency stage of the asset being purchased. While we have always been opportunistic purchasers of charged off debt at the right price, we have become increasingly thorough in our due diligence of newer, non-traditional asset classes. Additionally, as we learn more about particular asset classes, we can refine the assumptions which underlie the pricing model for these classes. This focus has allowed us to better understand the behavior and recovery expectations of this kind of consumer debt.
Second, it is important to note the tremendous effort we have put forth to collect in 2005 on the wireless telecom portfolios we have purchased. While we believe that over time, these purchases will be profitable ventures for our business, we remain cautious at the prospect of engaging similar portfolios given the slower than anticipated ramp of collections on some of the recently purchased wireless telecom portfolios.
We have frequently expressed that we have been engaged in the business of collecting non-traditional assets for over 40 years. Long before there was traditional credit card debt for debt purchasers to purchase, we successfully purchased and collected debt which would today be characterized as non-traditional. We continue to be committed to our strategy of purchasing any appropriately priced consumer obligations, regardless of type, which present us with the opportunity to meet our established collection goals. While as fellow shareholders we are disappointed in this performance, we remain optimistic that our established collections expertise will allow our Company to meet these goals, among all asset types.
BRAD: CLOSING
Once again, I want to thank all of you for joining us on the call and web cast. We look forward to providing a complete review of our business and financial results during our fourth quarter and full year 2005 earnings conference call which is scheduled for February 23rd. We look forward to addressing your thoughts, comments and questions at that time.

That concludes our call. Good day.